Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release ("Separation Agreement") is made by and between Chesapeake Corporation, a Virginia corporation (the "Company"), and Thomas H. Johnson (the "Executive"). The Company and the Executive may be referred to collectively herein from time to time as the "Parties."

WHEREAS, Executive has been employed by the Company pursuant to an Employment and Severance Benefits Agreement executed on July 17, 1997 ("Employment Agreement"), certain terms, conditions, benefits and obligations of which were modified pursuant to the First Amendment to Employment and Severance Benefits Agreement executed on September 13, 1999, as well as by additional amendments dated August 28, 2001, April 22, 2003, and January 3, 2005 ("Amendments"); and

WHEREAS, Executive has informed the Company that he wishes to retire; and

WHEREAS, the Company wishes to demonstrate its appreciation for Executive's dedicated service; and

WHEREAS, the Parties have agreed to treat Executive's retirement as a termination of Executive's employment Without Cause as provided in Section 7(c)(i) of Executive's Employment Agreement, the Executive hereby waiving notice of termination, provided that the Parties desire to modify certain terms, conditions, benefits and/or obligations of Executive's Employment Agreement, as amended by the Amendments, as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows:

  Effective Date of Agreement. This Separation Agreement shall become effective and enforceable on the date it is fully executed by the Parties (the "Effective Date"). Once effective, all of the terms, conditions, benefits and restrictions of this Separation Agreement shall be fully enforceable and binding on the Parties.
  Termination of Employment.
    Executive hereby resigns from any and all positions held with the Company and its subsidiaries, including his positions as Chief Executive Officer, Director and Chairman of the Company's Board of Directors, and any other duties and responsibilities he holds with the Company and its subsidiaries and affiliates, as of November 10, 2005 ("Date of Resignation"). Effective on the Date of Resignation, Executive shall become an inactive employee and will have no duties or responsibilities to be performed for the Company and its subsidiaries and shall have no authority to act or endeavor to act on behalf of the Company or its subsidiaries for any reason, subject to the provisions of Section 3 below. Executive's employment with the Company will automatically terminate as of December 28, 2005 ("Date of Termination"). Upon receipt of a release effective through December 28, 2005, in the form attached hereto as Exhibit A, the Company will tender to Executive the payments described in Section 4.c.
    The Company has not sought Executive's resignation from the Board of Directors for cause and Executive confirms that he is not resigning or retiring as a Director because of a disagreement with the Company on any matter relating to the Company's operations, policies or practices.
    Within ten (10) days after his Date of Resignation, Executive will return to the Company at its Richmond, Virginia headquarters all Company property including, but not limited to, computers, phones, documents, policy books, manuals and keys except as may be agreed upon between Executive and the Chairman of the Board of Directors or his designee. Anything herein to the contrary notwithstanding, and in all cases regardless of whether the information is retained in original form, as a copy, electronically or otherwise, subject to his obligation to maintain confidential information as contemplated by Section 10 hereof, Executive shall be entitled to retain (A) papers and other materials of a personal nature, including, without limitation, personal photographs, correspondence, diaries, calendars and rolodexes, files relating to his personal affairs and personal phone books, (B) information showing his compensation or relating to reimbursement of expenses, (C) information he reasonably believes may be needed for his personal tax purposes and (D) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.
    Executive acknowledges that the compensation and benefits originally set forth in the Employment Agreement and Amendments and in this Separation Agreement constitute full and adequate consideration for his agreement to execute the General Releases contemplated by Sections 2.a. and 3 of this Separation Agreement.
  Advisory Vice Chairman. Executive agrees to serve as a non-executive advisory Vice Chairman from the Date of Resignation until April 30, 2006, at which time he will retire as advisory Vice Chairman and he will execute a General Release as of that date in the form set forth as Exhibit A of this Agreement. During such period, the Parties agree as follows:
    Executive agrees to be reasonably available to advise and consult with the Chairman of the Board of Directors and the Chief Executive Officer of the Company in accordance with resolutions heretofore passed by the Board of Directors.
    During the period January 1, 2006 through April 30, 2006, the Company agrees to pay to Executive a retainer fee of $25,000.00 (Twenty-Five Thousand Dollars) per month payable on the last day of each month, commencing January 1, 2006 and ending April 30, 2006.
    In his capacity as advisory Vice Chairman, the Executive agrees to accept the limitations on his authority and duties as provided in instructions or resolutions approved or adopted from time to time by the Board of Directors, or the Chairman acting on behalf of the Board of Directors. The Executive acknowledges that the position and title of advisory Vice Chairman shall not be deemed, or represented by the Executive, to constitute a position as an officer of the Company or a member of the Board of Directors of the Company or a person with authority to act on behalf of, or bind, the Company in any respect.
    The Company will not provide Executive office space on Company property or secretarial support, provided that the Company shall provide Executive reasonable services of an administrative liaison for mail and telephone forwarding purposes.
    Executive shall be entitled to resign as advisory Vice-Chairman at any time, upon thirty (30) days prior written notice to the Company, in which event his monthly retainer fee shall cease effective on the date of his resignation.
  Consideration to Executive. Subject to the terms and conditions of this Separation Agreement, the Company shall provide Executive the following:
    The Company will continue to pay Executive at the rate of his existing base compensation and in accordance with the terms of his Employment Agreement through the Date of Termination, with the final semi-monthly payment of Executive's base salary to be paid on December 28, 2005. Executive will continue to have the ability to participate in applicable benefits programs during the period from his Date of Resignation until his Date of Termination.
    The Company shall accommodate Executive if he desires to utilize any remaining accrued vacation time, sick leave and personal leave before the Date of Termination, but in no event shall the Executive be entitled to additional compensation for any unused vacation time, sick leave or personal leave.
    In accordance with Section 7(i)(a) of the First Amendment to Executive's Employment Agreement, on or before December 28, 2005 the Company shall pay Executive a lump sum severance payment in the amount of $3,570,000.00 (Three Million, Five Hundred Seventy Thousand Dollars), said payment constituting an amount determined using the following calculation:

    Three times the Executive's Base Salary in effect as of the Date of Termination, which is $700,000.00 (Seven Hundred Thousand Dollars), Plus three times the Executive's annual incentive target plan, which is $490,000.00 (Four Hundred Ninety Thousand Dollars).

    The amounts paid pursuant to this paragraph shall have deducted from them appropriate withholdings for taxes. The Executive shall have no obligation whatsoever to mitigate any damages, costs or expenses suffered or incurred by the Company with respect to the severance obligations set forth in this Section 4.c. and in the other subsections of this Section 4 and, except as set forth in Section 8 of this Agreement, no such severance payments received or receivable by the Executive shall be subject to any reduction, offset, rebate or repayment as a result of any subsequent employment or other business activity by the Executive.

    The Company agrees to pay Executive his calculated retirement benefit under the Company's Retirement Plan for Salaried Employees. Not later than December 28, 2005, the Company will provide Executive with a document setting forth the calculation of his estimated benefits under that plan, assuming such benefits commence at age 65, as prepared by the Company's independent actuaries. This amount shall be paid to Executive in accordance with the terms of that plan.
    The Company agrees to pay Executive his calculated "replacement benefit" as set forth in the Company's Executive Supplemental Retirement Plan. Not later than December 28, 2005, the Company will provide Executive with a document setting forth the calculation of his estimated "replacement benefit" under that plan, assuming such benefits commence at age 62, as prepared by the Company's independent actuaries. This amount shall be paid to Executive in accordance with the terms of that plan. Executive agrees that he shall not be entitled to payment of the "supplemental benefit" under the provisions of the Company's Executive Supplemental Retirement Plan.
    The Company agrees to provide Executive continued life and disability insurance coverage as provided in Section 7(c)(ii)(b) of his Employment Agreement until the earlier of December 31, 2008 or Executive's eligibility for similar coverage under another employer's plan. The Company also agrees to provide Executive continued workers' compensation insurance coverage with respect to Executive's pending workers' compensation claim.
    The Company agrees to distribute to Executive the balance of his 401(k) Restoration Plan account in accordance with the provisions of the Plan and Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), with the balance attributable to any pre-2005 deferrals paid on February 15, 2006 and the balance attributable to 2005 deferrals paid on June 30, 2006.
    The Company will distribute to the Executive the Executive's balance in the Salaried Employees Stock Purchase Plan prior to November 30, 2005 in accordance with the terms of that plan.
    The Company will secure and maintain such directors' and officers' liability coverage during the period ending six years after Executive's Date of Resignation as may be deemed reasonable and appropriate by the Board of Directors of the Company in its sole discretion, and will take no steps to eliminate or reduce such coverage applicable to Executive for his period of service with the Company except to the extent that such coverage may be eliminated or reduced for other directors and officers who served in the same period.
    The Company will pay Executive's reasonable business expenses through December 31, 2005, provided that such expenses as may be incurred after his Date of Resignation have been approved in advance by the Chairman of the Board of Directors or his designee.
    The Company will continue to pay through December 31, 2005 the private club dues for Executive which the Company has heretofore paid.
    Executive agrees that he shall not be entitled to participate in the Company's Officers' Incentive Program, as described in Section 5 of Executive's Employment Agreement, for the year 2005.
    If the compensation or one or more of the benefits paid or provided under this Separation Agreement is determined to constitute a "parachute payment" (as defined in Section 280G(b)(2)(A) of the Code, but without regard to Code Section 280G(b)(2)(A)(ii)), then, in that event, the Company shall indemnify and hold the Executive harmless from the application of the tax on such payment or benefit imposed by Code Section 4999. To effect this indemnification, the Company will pay the Executive an additional amount that is sufficient to pay any excise tax imposed by Code Section 4999 on the payments and benefits to which the Executive is entitled (whether payable under this Separation Agreement or any other plan, agreement or arrangement), plus the excise, employment and income taxes on the additional amount. Such additional amount shall be paid to the Executive at such times as may be necessary for the Executive to satisfy any such tax obligation, including the payment of estimated taxes (provided that, if a Change in Control occurs following November 10, 2005, no additional compensation or benefits will be payable to the Executive by reason of that Change in Control).
    Executive shall be entitled to reimbursement for his reasonable tax planning and tax preparation expenses for taxable year 2005 in accordance with Company policy.
    In connection with any past, present or future legal, regulatory, governmental, investigatory or other proceeding, the Executive shall be entitled to the benefit of Article VII of the Company's Bylaws relating to limitation of liability and indemnification in accordance with the terms thereof.
  Consideration to Executive under the Company's Long-Term Incentive Program. The Company and the Executive agree that awards to the Executive pursuant to the Long-Term Incentive Program previously approved by the Company shall vest or revert to the Company as follows:
    Executive remains eligible under the Program for any additional award that may be earned under the 2003-2005 cycle pursuant to the terms of the Program and shall retain his unvested restricted shares until a determination is made whether any additional award is earned or not. If an additional award is earned, the Executive's shares shall vest in accordance with the Program; if no additional award is earned, the Executive's remaining shares shall revert to the Company.
    Executive shall be entitled to two-thirds of any award that may be earned under the 2004-2006 cycle upon expiration of the cycle. The Executive shall retain his unvested restricted shares issued in the cycle, and shall be entitled to any dividends paid thereon, until it is determined whether an award has been earned under the cycle. Upon the determination whether an award has been earned, Executive's two-thirds portion of any award earned shall vest and his remaining shares shall revert to the Company.
    Executive agrees that he is not eligible to receive any award under the 2005-2007 cycle. Any restricted shares issued to the Executive under this cycle shall revert to the Company as of the Date of Termination.
  Stock Options. The Parties agree that, notwithstanding the terms of his stock options, Executive may exercise any outstanding stock options on or before December 31, 2006, as of which date the Executive's right to exercise his options will expire.
  Additional Consideration in Return for Executive's General Release and Other Agreements. In return for Executive's waiver and release of claims and covenant not to sue contemplated in Section 9 and Executive's other agreements as set forth in this Separation Agreement, the Company agrees to pay the severance payment contemplated in Section 4.c. and to provide to Executive the following additional consideration:
    In lieu of the Company's obligations in Executive's Employment Agreement regarding continuing medical and dental coverage following his Date of Termination, the Company agrees to calculate the length of Executive's service with the Company in an amount that is Twenty (20) months greater than the length of time he will have served as of the Date of Termination. The Parties agree that this action shall be taken solely for the purpose of enabling Executive to be eligible to receive retiree medical coverage through the Company. The Company therefore agrees to provide medical coverage to Executive (and one other eligible person of his choosing, such other person to be designated or not on or before the Date of Termination and, if designated, may be dropped from the coverage at any subsequent time at the election of the Executive) as a retiree under the Company's qualified medical insurance plan until the earlier of (i) the expiration of the retiree medical coverage pursuant to the terms of such plan or (ii) Executive's eligibility to receive similar benefits under another employer's plan, provided that Executive shall pay, commencing January 1, 2006, a monthly premium for medical coverage in an amount equal to 150% of the fully insured equivalent premium under the Company's employee and retiree medical plan for the coverage that he elects.
    Executive agrees to waive dental coverage after his Date of Termination.
    Executive shall notify the Company's General Counsel promptly upon learning of his eligibility to participate in a benefit program provided by another employer as described in Paragraphs 4.f. and 7 of this Agreement irrespective of whether Executive is entitled to commence receiving benefits from such program at the time he learns of his eligibility to be a participant.
  Forfeiture. Executive agrees that in addition to any other remedies available to the Company, he shall immediately forfeit any right to the payments and benefits described in Sections 3.b., 4, 5 and 6 of this Separation Agreement as of the date of his material breach of any material term, condition or obligation of Sections 8, 10, 11 and the General Releases that Executive will execute pursuant to Sections 2.a. and 3 of this Separation Agreement, which breach is not cured within ten (10) days after the receipt by Executive of written notice from the Company specifying the nature of such breach. In the event of any such uncured breach by Executive, he further agrees that he will return, upon demand, any amounts previously paid to him, or on his behalf, pursuant to Sections 3.b., 4, 5 and 6 hereof.
  Waiver, Release of Claims, and Covenant Not to Sue. Executive will execute a General Release in the form attached hereto as Exhibit A as provided in paragraphs 2.a. and 3 of this Separation Agreement.
  Confidentiality. The Executive agrees that he shall remain bound by the confidentiality restrictions of Sections 8 and 9 of his Employment Agreement which are incorporated herein by reference.
  Non-Competition. The Company is willing to enter into this Separation Agreement only on the condition that Executive accept post-employment restrictions contemplated in his Employment Agreement which are more fully described below. As a result, Executive agrees to the following conditions:
    Executive agrees that, for a period of Twelve (12) months following the Date of Termination, Executive shall not, directly or indirectly, as an employee, consultant or otherwise, for himself or on behalf of or in conjunction with any other person, persons, company, firm, partnership, corporation, business, group or other entity (each, a "Person") which constitutes a Direct Competitor (as defined below) work in a capacity containing responsibilities similar, in whole or in part, to those performed by him for the Company or provide services for any Direct Competitor of a type similar in whole or in part to those performed by him for the Company within any state or country where the Company is doing business or has plans for commencing business as of the Date of Termination. Executive's passive ownership of less than two percent (2%) of the securities of a public company shall not be treated as an action in competition with the Company.
    "Direct Competitor" shall be defined for purposes of this Separation Agreement as a Person engaged in the design, manufacturing or sale of: (1) paperboard packaging, including cartons, leaflets, labels and tubes, for customers in the pharmaceutical and healthcare, international and branded, tobacco and food and household products markets; and (2) plastic packaging, including PET and HDPE bottles, preforms, containers and closures for customers in the agrochemicals, specialty chemicals, food and beverages markets.
    Executive further covenants and agrees that during the twelve (12) month period following the Date of Termination he will not in any capacity on behalf of a Direct Competitor solicit a Person that is or was a customer of the Company or any of its subsidiaries or affiliates during the last twelve (12) months of Executive's active employment with the Company for business comparable to the business which such Person conducts with the Company.
    Executive further covenants and agrees that during the twelve (12) month period following the Date of Termination he will not in any capacity on behalf of a Direct Competitor employ or solicit for employment any person who was employed by the Company or any of its subsidiaries or affiliates as of the Date of Termination.
    Executive hereby acknowledges and agrees that his employment with the Company placed him in a position of trust and confidence with respect to the business operations, customers, prospects and personnel of the Company. He agrees that, due to his position and knowledge, his engaging in any business that competes with the Company, its subsidiaries or affiliates in violation of this Section 11 will cause the Company significant and irreparable harm.
    Subject to the provisions of this Section 11, from and after the Date of Resignation, Executive shall not be subject to any restriction with respect to his right to become a director, officer or employee of, or a consultant to, any Person.
  Acknowledgement of Enforceability of Covenants. It is agreed by the Parties that the covenants contained in Sections 10 and 11 impose a fair and reasonable restraint on Executive in light of the activities and business of the Company on the date of the execution of this Separation Agreement and the current plans of the Company; but it is also the intent of the Company and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company, its subsidiaries and affiliates throughout the term of these covenants. Executive also acknowledges that the restraint set forth in Section 11 will not prevent him from earning a living in his chosen field of work.
    In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth Section 11 are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and the Agreement shall thereby be reformed to reflect the same.
    It is specifically agreed that the period during which the agreements and covenants of Executive made in Section 11 shall be effective shall be computed by excluding from such computation any time during which Executive is in violation of any provision of Section 11.
    Notwithstanding any of the foregoing, if any applicable law, judicial ruling or order shall reduce the time period during which Executive shall be prohibited from engaging in any competitive activity described in Section 11 hereof, the period of time for which Executive shall be prohibited pursuant to Section 11 hereof shall be the maximum time permitted by law.
  Consultation in Advance of Action. Before Executive engages in any action which may reasonably be construed as a violation of this Separation Agreement, or as to which Executive believes the application of the Separation Agreement is not clear, specifically including the provisions of Section 11 above, Executive, or his attorney, agrees to contact and confer with the Chairman of the Board of Directors, or his designee, regarding Executive's intended action, to make a good faith effort to avoid a violation, and to discuss the availability of alternative courses of action that would not result in a violation. Both Parties agree to engage in such discussions in good faith.
  Injunctive and Contractual Relief. Executive understands and agrees that the covenants contained in Sections 10 and 11 are special, unique and of an extraordinary character. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, in the event of any default, breach or threatened breach of these Sections by Executive, the Company shall be entitled to institute and prosecute proceedings as provided for in Section 16, and shall be entitled specifically to injunctive relief and to such other and further relief as may be available to the Company at law and/or in equity. Executive hereby waives any right to require the posting of a bond in the event the Company seeks injunctive and/or other equitable relief to enforce this Separation Agreement. The rights, obligations and remedies provided in this Section and in Section 16 shall be in addition to, and not in lieu of, any rights, obligations and/or remedies imposed by applicable law under statutes enforcing the protection of trade secrets and other proprietary information.
  Cooperation. Executive agrees to cooperate with the Company after the Date of Termination, at mutually convenient times and places, with respect to any current or prospective litigation, administrative proceedings, investigations or other similar matters or proceedings involving the Company or the Executive. In this regard Executive agrees to make himself reasonably available to the Company, its attorneys or representatives to provide information and testimony, if necessary, relating to any aspect of such matters. Notwithstanding the foregoing, in no event shall Executive be required to provide any cooperation if such cooperation is materially adverse to his legal interests. To the extent possible, the Company will try to limit Executive's participation to regular business hours. The Company agrees to provide the Executive reasonable notice in the event his assistance is required. The Company will reimburse Executive for all reasonable out-of-pocket expenses incurred by the Executive in the course of such cooperative efforts (including separate, reasonable counsel fees for Executive, to the extent Executive and the Company agree in good faith that separate representation is warranted), upon submission to the Company of appropriate documentation for such expenses. If Executive is contacted regarding any active or potential litigation, claims or investigations involving the Company by any governmental officials, active or potential litigants or claimants against the Company or legal or other representatives of such persons, unless Executive is advised by counsel that he is prohibited by law from doing so, Executive agrees to notify the Chairman of the Board or his designee before providing substantive information to such persons about the Company or its past, current or future business or financial affairs and further agrees to cooperate with the Company to the extent allowed by law as to the content and manner of his response to such persons.
  Disputes.
    The Company or Executive shall be entitled to seek any and all relief to which it/he may be entitled in any federal or state court of competent jurisdiction in the Commonwealth of Virginia with respect to any violation or threatened violation by Executive or Company of the provisions of this Separation Agreement.
    In the event a Party institutes any proceeding to enforce his or its legal rights under, or to recover damages for breach by the other Party of, this Separation Agreement, the prevailing Party shall be entitled to recover from the other Party any actual expenses for attorney's fees and disbursements incurred by such prevailing Party.
  Severability. The Parties understand and agree that every Section, and each subpart, sub-paragraph or provision therein, of this Separation Agreement is separable, severable and divisible from the rest of the Separation Agreement. If any Section, subpart, sub-paragraph or provision herein is ruled invalid, illegal, unenforceable or void by any arbitrator, regulatory agency or court of competent jurisdiction, the Parties understand and agree that the remainder of this Separation Agreement shall continue to be enforceable to the fullest extent permitted by law.
  Choice of Governing Law. The Parties understand and agree that the validity, interpretation, construction and performance of this Separation Agreement, as well as the rights of the Parties under this Separation Agreement, shall be governed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of law principles.
  Full Integration. This Separation Agreement constitutes the entire agreement between the parties regarding the resignation of Executive's employment with the Company. It fully supercedes any and all prior oral or written representations, communications or agreements between the parties pertaining to its subject matter including the Employment Agreement and Amendments except to the extent specifically incorporated by reference herein. The Parties further acknowledge that no written or oral representations inconsistent with or additional to the terms and conditions of this Separation Agreement have been made or reached. Notwithstanding the foregoing, nothing contained in this Section 19 is intended to limit any right, including any right to a payment or vested benefit, the Executive may have to vested benefits pursuant to the terms and conditions of the Company's benefit, welfare and incentive plans, as modified by this Agreement, including, without limitation, the plans referred in Sections 4, 5 and 6. Except as provided herein, the parties further agree that no modification, amendment or waiver of any of the provisions of this Separation Agreement shall be effective unless made in writing, specifically referring to this Separation Agreement, and signed by Executive and the Company.
  No Waiver. The Parties acknowledge and agree that the failure to enforce at any time any of the provisions of this Separation Agreement or to require at any time performance by any party of any of the provisions hereto shall in no way be construed as a waiver of such provision or affect the validity of this Separation Agreement or any part thereof, or the right of each party thereafter to enforce each and every provision in accordance with the terms of this Separation Agreement.
  Assignability. This Separation Agreement is not assignable by Executive but is assignable by the Company in connection with a change in control of the Company. This Separation Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.
  Disclosure of Agreement. The Company will consult with Executive with respect to any public announcement or disclosure related to Executive's retirement and the terms of this Separation Agreement. Executive hereby acknowledges that the Company has satisfied such obligation with respect to the press release and Current Report on Form 8-K that disclose the Separation Agreement and the fact of his retirement from the Company. A copy of the form of such press release is attached hereto as Exhibit B.
  Non-Disparagement. The Parties agree that they will not take any action or make any comments to any customer, competitor, shareholder or supplier or any public comments at any time that impugn, defame, disparage, criticize, negatively characterize or cast in an unfavorable light, the other. Executive's obligation under this Paragraph shall apply to the Company and to the Released Parties, as defined in Exhibit A hereto, including their officers, directors, management, employees, agents, policies, practices, processes, and products. Executive agrees not to voluntarily provide assistance or information to any person or entity pursuing any claim, charge or complaint against the Company. Notwithstanding the foregoing, nothing in this Section 23 shall prevent any Person from making any truthful statement to the extent (x) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information or (y) necessary in any litigation or other proceeding between the Parties including, without limitation, in connection with this Agreement or its enforcement.
  Attorney's Fees. The Company agrees to bear the cost of Executive's actual legal fees and disbursements incurred in connection with his resignation from the Company in an amount not to exceed $25,000.00 (Twenty-Five Thousand Dollars). Executive agrees that, as a condition to the Company's obligation to pay such legal fees and disbursements, he is required to submit to the Company, no later than ten (10) days after the effective date of this Separation Agreement, a detailed invoice of Executive's outside counsel setting forth individual time entries by attorney and date, attorney billing rates and itemized disbursements. The Company shall pay such invoice no later than ten (10) days after Executive submits said invoice, but in no event shall the Company be required to pay any such invoice before the effective date of this Separation Agreement.
  Company Representation. The Company represents and warrants to Executive that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized on behalf of the Company by its Board of Directors or a committee thereof and that all corporate action required to be taken by the Company for the execution, delivery and performance of this Agreement has been or promptly shall be duly and effectively taken; (ii) the officer signing this Agreement on behalf of the Company is duly authorized to do so; (iii) the execution, delivery and performance of this Agreement by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound; and (iv) upon execution and delivery of this Agreement by the Parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.
  Executive Representation. The Executive represents and warrants to the Company that, (i) the execution, delivery and performance of this Agreement by the Executive does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Executive is a party or by which he is bound; and (ii) upon execution and delivery of this Agreement by the Parties, it shall be a valid and binding obligation of the Executive enforceable against him in accordance with its terms.
  Counterparts. This Separation Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes, but all such counterparts shall together constitute one and the same instrument. This Separation Agreement may be executed by a signature delivered by facsimile or in pdf format, which shall be deemed to be an original signature.

Both Parties have read this Separation Agreement, understand and agree to its terms and enter into it voluntarily. By signing below, Executive acknowledges that he is receiving a signed copy of this Separation Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Separation Agreement to be signed as of the day and year first below written.

CHESAPEAKE CORPORATION

Date: November 9, 2005	BY:	/s/ Sir David Fell
Sir David Fell
Chairman of Committee of
Independent Directors

Date: November 9, 2005	BY:	/s/ Thomas H. Johnson
Thomas H. Johnson